NEWS RELEASE NYSE: Common Stock Symbol “FCX”
Freeport-McMoRan Copper & Gold Inc. 1615 Poydras Street New Orleans, LA 70112

Financial Contacts: Kathleen L. Quirk (504) 582-4195	David P. Joint (504) 582-4203	Media Contact: William L. Collier (504) 582-1750

Freeport-McMoRan Copper & Gold Inc.
Reports Second-Quarter and Six-Month 2005 Results

HIGHLIGHTS
• Second-quarter 2005 net income of $175.2 million, $0.91 per fully diluted share, compared with a net loss of $53.3 million, $0.30 per share, for the second quarter of 2004.
• Second-quarter 2005 sales totaled 313.7 million pounds of copper and 616.4 thousand ounces of gold compared with 205.1 million pounds of copper and 351.1 thousand ounces of gold in the second quarter of 2004.
• Projected annual sales for 2005 total approximately 1.47 billion pounds of copper and 2.8 million ounces of gold, including 380 million pounds of copper and 575 thousand ounces of gold for the third quarter and 450 million pounds of copper and 1,025 thousand ounces of gold for the fourth quarter.
• FCX’s operating cash flows totaled $458.3 million for the second quarter of 2005 and $620.5 million for the first half of 2005. If prices of $1.40 per pound of copper and $420 per ounce of gold were realized for the remainder of 2005, FCX estimates its 2005 operating cash flows would exceed $1.2 billion.
• Total debt at June 30, 2005, approximated $1.78 billion, $1.20 billion net of $585.4 million of cash, a net reduction of approximately $200 million year-to-date.
• Second-quarter 2005 purchases of 2.4 million FCX common shares for $80.2 million, average price of $33.83 per share. Approximately 14.2 million shares remain available under the Board authorized program.
• Common stock dividends during the first half of 2005 totaled $179.7 million, $1.00 per share, including $90.0 million for a supplemental dividend of $0.50 per share paid on March 31, 2005.
• FCX’s Board of Directors authorized an additional supplemental dividend of $0.50 per share to be paid on September 30, 2005 to shareholders of record on September 15, 2005.

NEW ORLEANS, LA, July 19, 2005 -- Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) reported second-quarter 2005 net income applicable to common stock of $175.2 million, $0.91 per fully-diluted share, compared with a net loss of $53.3 million, $0.30 per share, for the second quarter of 2004. For the six months ended June 30, 2005, FCX reported net income of $305.6 million, $1.62 per fully-diluted share, compared with a net loss of $72.9 million, $0.39 per share, in the 2004 period. Results for the 2005 periods primarily reflect substantially higher copper and gold sales volumes and prices than the 2004 periods, which were adversely affected by lower ore grades and reduced mill throughput as PT Freeport Indonesia (PT-FI), FCX’s Indonesian mining unit, completed its efforts to restore safe access to the higher-grade ore areas in its Grasberg open-pit mine following the fourth-quarter 2003 slippage and debris flow events. First-half 2004 earnings were reduced by approximately $40 million, $0.21 per share, associated with Atlantic Copper’s, FCX’s wholly owned Spanish smelting unit, scheduled major maintenance turnaround.

SUMMARY FINANCIAL TABLE
	Second Quarter		Six Months
	2005	2004	2005	2004
	(In Thousands, Except Per Share Amounts)
Revenues	$902,909	$486,334	$1,705,974	$846,519
Operating income	430,443	46,702	788,042	88,078
Net income (loss) applicable to common stock(a)	175,247	(53,311)	305,642	(72,862)
Diluted net income (loss) per share of common
stock(b)	$0.91	$(0.30)	$1.62	$(0.39)

Diluted average common shares outstanding(b)	219,990	175,202	220,516	186,570 (c)

a)	After preferred dividends. See note (e) to the Consolidated Statements of Operations.
b) Diluted net income per share for the 2005 periods reflects assumed conversion of FCX’s 7% Convertible Senior Notes and 5½% Convertible Perpetual Preferred Stock, resulting in the exclusion of interest expense totaling $10.3 million and dividends totaling $15.1 million for the second quarter and interest of $20.6 million and dividends of $30.3 million for the first six months of 2005, and the inclusion of 39.8 million shares for the second quarter and 39.7 million shares for the first six months of 2005. These instruments were not dilutive for the 2004 periods.
c)	On March 30, 2004, FCX purchased 23.9 million of its common shares from Rio Tinto.

James R. Moffett, Chairman of the Board of FCX, and Richard C. Adkerson, President and Chief Executive Officer of FCX, said, “Our second quarter and first half 2005 financial results reflect favorable market conditions for copper and gold as we mine high ore grades at our Grasberg operations. We look forward to continued strong results as we gain access to higher grade material in the balance of the year. We anticipate strong cash flows, allowing us to continue to strengthen our financial condition and provide returns to shareholders as we seek to maximize the values of our long-lived reserves.”

PT-FI PRODUCTION AND SALES
PT-FI achieved significantly higher production and sales in the second quarter of 2005, reflecting higher ore grades and milling rates than in the 2004 second quarter. Realized copper and gold prices also were significantly higher than in the 2004 second quarter. Second-quarter copper and gold sales were below previous estimates (approximately 8 percent for copper and 5 percent for gold) as a result of lower ore grades and unplanned mill downtime associated with maintenance and power issues.

	Second Quarter		Six Months
	2005	2004	2005	2004
Copper (000s of recoverable pounds):
Production	302,300	209,300	637,900	316,400
Sales	313,700	205,100	641,800	310,500
Average realized price per pound	$1.53	$1.22	$1.54	$1.24
Gold (recoverable ounces):
Production	591,300	364,900	1,200,700	490,200
Sales	616,400	351,100	1,211,700	474,900
Average realized price per ounce	$428.23	$389.97	$427.54	$393.80

Second-quarter 2005 copper ore grades averaged 0.98 percent, compared with 0.82 percent for the second quarter of 2004. Second-quarter 2005 copper recovery rates were 87.4 percent, compared with 88.2 percent for the second quarter of 2004. Gold ore grades averaged 1.43 grams per metric ton (g/t) in the second quarter of 2005, compared with 0.95 g/t for the second quarter of 2004. Gold recovery rates averaged 83.8 percent for the second quarter of 2005, compared with 84.6 percent for the second quarter of 2004.

Mill throughput, which varies depending on ore types being processed, averaged 211,800 metric tons of ore per day in the second quarter of 2005 compared with 164,200 metric tons of ore in the second quarter of 2004. The lower than anticipated mill rates in the second quarter of 2005 were impacted by unplanned downtime for mill maintenance during late June and the processing of hard ore. Mill rates are projected to average in excess of 220,000 metric tons of ore per day during the remainder of 2005. PT-FI will continue to optimize mill rates to maximize metal production.

Production from PT-FI’s Deep Ore Zone (DOZ) underground mine averaged 42,300 metric tons of ore per day in the second quarter of 2005, representing 20 percent of mill throughput. DOZ continued to perform above design capacity of 35,000 metric tons of ore per day. PT-FI is expanding the capacity of the DOZ underground operation to a sustained rate of 50,000 metric tons per day with the installation of a second crusher and additional ventilation, expected to be completed by 2007. The DOZ mine, a block cave operation, is one of the world’s largest underground mines.

Realized copper prices improved by 25 percent to an average of $1.53 per pound in the second quarter of 2005 from $1.22 in the second quarter of 2004. London Metal Exchange (LME) copper prices approximated $1.63 per pound on July 18, 2005. Realized gold prices improved by 10 percent to an average of $428.23 per ounce in the second quarter of 2005 from $389.97 in the second quarter of 2004. London gold prices approximated $420 per ounce on July 18, 2005.

PT-FI has revised its mine plans to incorporate second-quarter results and to reflect updated sequencing plans in the Grasberg open pit. PT-FI’s share of sales for 2005 is expected to approximate 1.47 billion pounds of copper and 2.8 million ounces of gold. At the Grasberg mine, the sequencing in mining areas with varying ore grades causes fluctuations in the timing of ore production, which impacts sales volumes, particularly for gold. Second-half 2005 sales volumes are expected to be 29 percent higher for copper and 32 percent higher for gold than during the first half of the year. PT-FI expects its sales to approximate 380 million pounds of copper and 575 thousand ounces of gold for the third quarter of 2005 and 450 million pounds of copper and 1,025 thousand ounces of gold for the fourth quarter of 2005. PT-FI estimates its share of sales for 2006 to approximate 1.4 billion pounds of copper and 1.9 million ounces of gold, and average annual sales for the period 2005 - 2009 to approximate 1.35 billion pounds of copper and 2.2 million ounces of gold.

At June 30, 2005, FCX’s concentrate sales included 272.5 million pounds of copper, priced at an average of $1.54 per pound, subject to final pricing over the next several months. Each $0.02 change in the price realized from the June 30 price would result in an approximate $3 million effect on FCX’s 2005 net income. Second-quarter 2005 adjustments to concentrate sales recognized in prior quarters increased revenues by $12.6 million ($6.7 million to net income, $0.03 per share) compared with a decrease of $5.6 million ($2.9 million to net income, $0.02 per share) in the second quarter of 2004.

UNIT NET CASH COSTS
	Second Quarter		Six Months
	2005	2004	2005	2004
Per pound of copper:
Site production and delivery, after adjustments	$0.71	$0.84	$0.65	$1.04
Gold and silver credits	(0.87)	(0.69)	(0.83)	(0.63)
Treatment charges and royalties	0.27	0.25	0.27	0.26
Unit net cash costs (a)	$0.11	$0.40	$0.09	$0.67

a)
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements refer to the attached presentation, “Product Revenues and Production Costs.”

PT-FI’s unit net cash costs, including gold and silver credits, averaged $0.11 per pound of copper during the second quarter of 2005. The significant reduction in unit net cash costs from the second quarter of 2004 reflects the expected increase in 2005 sales of copper and gold following

PT-FI’s accelerated waste removal efforts in 2004. Unit site production and delivery costs will vary with fluctuations in production volumes because of the primarily fixed nature of PT-FI’s cost structure. Unit site production and delivery costs are net of deferred mining costs of $0.07 per pound ($20.6 million) in the second quarter of 2005 compared with $0.15 per pound ($31.5 million) in the second quarter of 2004. PT-FI’s second-quarter 2005 waste-to-ore ratio averaged 3.3 to 1, compared with a life-of-mine average ratio of 2.4 to 1. PT-FI’s waste-to-ore ratio is expected to average approximately 2.9 to 1 in the balance of the year. Pursuant to new accounting guidance in EITF Issue No. 04-6, stripping costs are to be included in costs of sales as incurred beginning in 2006.

Assuming second-half 2005 average copper prices of $1.40 per pound and average gold prices of $420 per ounce and current annual sales estimates, PT-FI estimates that its annual 2005 unit net cash costs, including gold and silver credits, would approximate $0.05 per pound, net of deferred mining costs of $0.05 per pound. PT-FI’s site production and delivery costs have been negatively affected by continued increases in energy costs, currency exchange rates, higher maintenance costs and other factors. Unit net cash costs for 2005 would change by approximately $0.03 per pound for each $25 per ounce change in the average price of gold for the balance of the year. Forecasted unit net cash costs are calculated on the same basis as the historical unit net costs discussed above and reconciled in the attached presentation, “Product Revenues and Production Costs.”

SMELTER OPERATIONS
FCX’s investment in smelters serves an important role in its concentrate marketing strategy. Through downstream integration, FCX assures placement of a significant portion of its concentrate production. While low smelter treatment and refining charges in recent years adversely affected the results of FCX’s smelter operations, they benefited the operating results of PT-FI’s mining operations. Market rates for treatment and refining charges increased significantly beginning in late 2004. Higher treatment and refining charges will benefit FCX’s smelter operations and adversely affect its mining operations. Taking into account taxes and minority ownership interests, an equivalent change in smelting and refining charges essentially offset in FCX’s consolidated operating results.

Atlantic Copper treated 246,900 metric tons of concentrate and scrap in the second quarter of 2005, compared with 129,500 metric tons in the year-ago period, reflecting the major maintenance turnaround occurring during the prior year period. Atlantic Copper reported production of 137.8 million pounds of cathodes and sales of 140.8 million pounds of cathodes for the second quarter of 2005 compared with 67.5 million pounds of cathode production and cathode sales of 102.4 million pounds during the second quarter of 2004. Treatment charges received by Atlantic Copper averaged $0.21 per pound during the second quarter of 2005 and $0.15 per pound during the second quarter of 2004. As discussed above, treatment charge rates began to increase in late 2004 and Atlantic Copper expects these higher rates to benefit its 2005 operations, with Atlantic Copper’s average rates projected to approximate $0.23 per pound in the balance of the year at current copper prices. Cathode cash unit costs averaged $0.18 per pound in the second quarter of 2005 and $0.57 per pound for the year-ago period. Unit costs in 2004 were adversely affected by lower production primarily because of the scheduled major maintenance turnaround, which began in March 2004 and ended in May 2004 and added $0.35 per pound to 2004’s second-quarter cash unit costs.

Atlantic Copper reported breakeven operating results for the second quarter of 2005, compared with $39.9 million of operating losses in the 2004 period. During the second quarter of 2004, Atlantic Copper’s maintenance turnaround adversely affected costs and volumes resulting in an approximate $35.0 million higher operating loss, including an approximate $11.5 million impact from lower volumes. Each $0.01 change in treatment and refining charge rates equates to approximately $6 million in Atlantic Copper’s annual operating income.

PT Smelting, PT-FI’s 25 percent-owned Indonesian smelting unit, treated 230,700 metric tons of concentrates in the second quarter of 2005, compared with 135,400 metric tons in the year-ago period, reflecting the major maintenance turnaround that was completed during the prior year period. PT Smelting reported quarterly production of 146.1 million pounds of cathodes for the 2005 period compared with 86.9 million pounds during the second quarter of 2004. PT Smelting’s cathode cash unit costs per pound totaled $0.10 per pound in the second quarter of 2005 and $0.22 per pound in the year-ago period, reflecting the benefit of higher volumes in 2005. PT-FI’s equity interest in PT Smelting’s earnings (losses) totaled $2.6 million, $0.01 per share, in the second quarter of 2005 compared to $(2.5) million, $0.01 per share, in the 2004 quarter.

FCX defers recognition of profits on PT-FI’s sales to Atlantic Copper and on 25 percent of PT-FI’s sales to PT Smelting until the final sales to third parties occur. These net deferrals will be recognized in future periods and resulted in an addition to FCX’s net income totaling $25.7 million, $0.12 per share, in the second quarter of 2005, compared with a reduction of $4.9 million, $0.03 per share, in the second quarter of 2004. FCX’s net income for the first half of 2005 was reduced by $8.5 million, $0.04 per share, for changes in intercompany profits, compared with an addition of $19.8 million, $0.11 per share in the first half of 2004. At June 30, 2005, FCX’s net deferred profits to be recognized in net income in future periods totaled $50.5 million. Based on copper prices of $1.40 per pound and gold prices of $420 per ounce for the remainder of 2005 and current shipping schedules, FCX estimates that the net change in deferred profits on intercompany sales will result in an increase to net income of approximately $5 million in the third quarter of 2005 and a decrease to net income of approximately $35 million in the fourth quarter. The periodic change in deferred intercompany profits may differ substantially because of changes in the timing of shipments to affiliated smelters and metal prices.

EXPLORATION and MINE DEVELOPMENT ACTIVITIES
PT-FI’s exploration efforts in 2005 are focused on potential extensions of the Mill Level Zone (MLZ) and Deep MLZ deposits to the northwest, expansion of the Deep Grasberg resource and testing downward extensions of the Dom deposit. FCX continues to assess the timing of resumption of exploration activities in areas outside the existing producing area of the Grasberg mining district.

In 2004, PT-FI commenced its Common Infrastructure project, which will provide access to its large undeveloped underground ore bodies located in the Grasberg mining district through a tunnel system located approximately 400 meters deeper than its existing underground tunnel system. The Common Infrastructure project is progressing according to plan.

PT-FI is also proceeding with plans to develop Big Gossan, a high-grade deposit located near the existing milling complex. The engineering design for Big Gossan includes 44 million metric tons of ore, grading 2.5 percent copper and 1.2 g/t of gold, expected to yield aggregate (i.e. including our joint venture partner’s share) payable copper of 2.3 billion pounds and aggregate payable gold of 1.1 million ounces. Aggregate capital expenditures for Big Gossan to be incurred over a four-year period beginning in 2006 total approximately $225 million, $195 million net to PT-FI, with a ramp-up to full production of 7,000 metric tons per day by 2010 (average annual aggregate incremental production of 135 million pounds of copper and 65,000 ounces of gold, with PT-FI receiving 60 percent of these amounts).

CASH FLOWS and DEBT
FCX generated operating cash flows totaling $458.3 million during the second quarter of 2005 and $620.5 million for the first half of 2005. Using estimated sales volumes for the remainder of 2005 and assuming prices of $1.40 per pound of copper and $420 per ounce of gold for the remainder of 2005, FCX would generate operating cash flows in excess of $1.2 billion in 2005, with over $600 million in the second half of the year. Each $0.10 per pound change in copper prices in the balance of the year would affect 2005 cash flows by approximately $40 million and each $25 per ounce change in gold prices would affect 2005 cash flows by approximately $20 million. Capital expenditures totaled $33.0 million for the second quarter of 2005 and $59.3 million for the first half of 2005. FCX’s capital expenditures for 2005 are estimated to approximate $180 million.

Total debt at June 30, 2005 approximated $1.78 billion, $1.20 billion net of $585.4 million of unrestricted cash. Total debt was reduced by $169.8 million in the first half of 2005, including prepayment of $187.0 million of bank debt in the first quarter. Scheduled debt maturities for the second half of 2005 total $25.0 million, including $17.5 million for the partial redemption of FCX’s mandatorily redeemable silver preferred stock. FCX is continuing to assess opportunities to repay debt in advance of scheduled maturities.

FINANCIAL POLICY
Based on current mine plans and subject to future copper and gold prices, FCX expects its cash flows to exceed budgeted capital expenditures and scheduled debt maturities, providing opportunities to reduce debt further and return cash to shareholders through dividends and share purchases.

During the second quarter, FCX purchased 2.4 million shares of its common stock for $80.2 million, an average of $33.83 per share. FCX has purchased a total of 5.8 million shares under the Board authorized 20-million share open market purchase program for $179.7 million, an average of $31.22 per share. As of July 18, 2005, 14.2 million shares remain available under the program. The timing of future purchases of FCX’s common stock is dependent upon a number of factors including the price of its common shares, its cash flows and financial position, copper and gold prices and general economic and market conditions.

Common stock dividends totaled $44.9 million in the second quarter of 2005 and $179.7 million ($1.00 per share) in the first half of 2005, including $90 million ($0.50 per share) for the supplemental dividend paid on March 31, 2005.

FCX announced today that its Board of Directors authorized an additional supplemental dividend of $0.50 per share to be paid on September 30, 2005 to shareholders of record on September 15, 2005. Based on approximately 177 million common shares outstanding on June 30, 2005, the supplemental dividend payment will approximate $88.5 million. The potential payment of any future supplemental dividends will be determined by FCX’s Board of Directors and will be dependent upon many factors, including FCX’s cash flows and financial position, copper and gold prices and general economic and market conditions. FCX’s Board of Directors will continue to review FCX’s dividend policy.

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia. Additional information on FCX is available on our web site, www.fcx.com.

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Cautionary Statement and Regulation G Disclosure. This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding projected ore grades and milling rates, projected sales volumes, projected unit net cash costs, projected treatment charge rates, projected exploration costs, projected operating cash flows, the impact of copper and gold price changes, and the impact of changes in deferred intercompany profits on earnings. Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. The declaration and payment of dividends is at the discretion of the Company’s Board of Directors and will depend on the Company’s cash flows and financial position, copper and gold prices and general economic and market conditions. FCX cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. This press release includes forward looking statements regarding geologic resources not included in reserves. The geologic resources described in this press release will not qualify as reserves until comprehensive engineering studies establish their economic feasibility. Accordingly, no assurance can be given that the estimated geologic resources not included in reserves will become proven and probable reserves. Additionally, important factors that might cause future results to differ from these projections include mine sequencing, production rates, industry risks, commodity prices, Indonesian political risks, weather-related risks, currency translation risks and other factors described in FCX's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

This press release also contains certain financial measures such as unit net cash costs per pound of copper and cathode cash unit costs per pound of copper. As required by Securities and Exchange Commission Regulation G, reconciliations of these measures to amounts reported in FCX’s consolidated financial statements are provided in the attachments to this press release.

A copy of this press release is available on our web site, “www.fcx.com.” A conference call with securities analysts about second-quarter 2005 results is scheduled for today at 10:00 a.m. EDT. The conference call will be broadcast on the Internet along with slides. Interested parties may listen to the webcast live and view the slides by accessing “www.fcx.com.” A replay of the webcast will be available through Friday, August 12, 2005.

# # #

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA
(Page 1 of 2)

	Second Quarter		Six Months
	2005	2004	2005	2004
PT Freeport Indonesia, Net of Rio Tinto’s Interest
Copper (recoverable)
Production (000s of pounds)	302,300	209,300	637,900	316,400
Production (metric tons)	137,100	94,900	289,300	143,500
Sales (000s of pounds)	313,700	205,100	641,800	310,500
Sales (metric tons)	142,300	93,000	291,100	140,800
Average realized price per pound	$1.53	$1.22	$1.54	$1.24
Gold (recoverable ounces)
Production	591,300	364,900	1,200,700	490,200
Sales	616,400	351,100	1,211,700	474,900
Average realized price per ounce	$428.23	$389.97	$427.54	$393.80
Silver (recoverable ounces)
Production	1,020,400	838,000	2,318,000	1,396,800
Sales	1,057,700	824,900	2,328,000	1,378,200
Average realized price per ounce	$7.04	$6.15	$7.02	$6.14

PT Freeport Indonesia, 100% Aggregate
Ore milled (metric tons per day)	211,800	164,200	205,600	158,000
Average ore grade
Copper (percent)	.98	.82	1.06	.67
Gold (grams per metric ton)	1.43	.95	1.52	.69
Gold (ounce per metric ton)	.046	.031	.049	.022
Silver (grams per metric ton)	4.54	4.01	4.89	3.57
Silver (ounce per metric ton)	.146	.129	.157	.115
Recovery rates (percent)
Copper	87.4	88.2	88.5	86.6
Gold	83.8	84.6	83.3	81.5
Silver	53.2	56.0	55.6	53.0
Copper (recoverable)
Production (000s of pounds)	349,200	229,000	739,500	347,900
Production (metric tons)	158,400	103,900	335,400	157,800
Sales (000s of pounds)	362,500	224,100	743,900	340,900
Sales (metric tons)	164,400	101,600	337,400	154,600
Gold (recoverable ounces)
Production	727,400	383,600	1,491,300	514,900
Sales	758,600	369,600	1,501,800	499,700
Silver (recoverable ounces)
Production	1,211,500	878,700	2,599,500	1,447,600
Sales	1,256,700	862,000	2,614,200	1,424,600

I

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA
(Page 2 of 2)

	Second Quarter		Six Months
	2005	2004	2005	2004
Atlantic Copper
Concentrate and scrap treated (metric tons)	246,900	129,500	462,700	316,600
Anodes
Production (000s of pounds)	159,400	80,200	306,800	206,900
Production (metric tons)	72,300	36,300	139,200	93,800
Sales (000s of pounds)	15,300	2,600	36,200	5,500
Sales (metric tons)	6,900	1,200	16,400	2,500
Cathodes
Production (000s of pounds)	137,800	67,500	269,500	196,300
Production (metric tons)	62,500	30,600	122,200	89,000
Sales (including wire rod and wire)
(000s of pounds)	140,800	102,400	273,400	214,400
(metric tons)	63,900	46,500	124,000	97,300
Gold sales in anodes and slimes (ounces)	178,900	49,000	246,200	176,800
Cathode cash unit cost per pound[a]	$0.18	$0.57	$0.18	$0.36

PT Smelting, 25%-owned by PT Freeport Indonesia
Concentrate treated (metric tons)	230,700	135,400	457,100	302,700
Anodes
Production (000s of pounds)	153,100	74,900	304,400	173,800
Production (metric tons)	69,500	33,900	138,100	78,800
Sales (000s of pounds)	-	-	100	100
Sales (metric tons)	-	-	-	-
Cathodes
Production (000s of pounds)	146,100	86,900	289,600	183,900
Production (metric tons)	66,300	39,400	131,400	83,400
Sales (000s of pounds)	145,500	89,700	289,200	181,700
Sales (metric tons)	66,000	40,700	131,200	82,400
Cathode cash unit cost per pound[b]	$0.10	$0.22	$0.10	$0.17

a.
For a reconciliation of cathode cash unit costs per pound to production costs applicable to sales reported in FCX’s consolidated financial statements refer to the attached presentation, “Cathode Cash Unit Costs.”

b.
For a reconciliation of cathode cash unit costs per pound to equity in PT Smelting’s earnings (losses) reported in FCX’s consolidated financial statements refer to the attached presentation, “Cathode Cash Unit Costs.”

II

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2005		2004	2005		2004
	(In Thousands, Except Per Share Amounts)
Revenues	$902,909	[a]	$486,334 [a]	$1,705,974	[a]	$846,519 [a]
Cost of sales:
Production and delivery	390,586	[b]	371,679 [b]	755,592	[b]	647,291 [b]
Depreciation and amortization	54,159		42,590	111,085		68,000
Total cost of sales	444,745		414,269	866,677		715,291
Exploration expenses	2,342		2,787	4,262		5,014
General and administrative expenses	25,379	[c]	22,576 [c]	46,993	[c]	38,136 [c]
Total costs and expenses	472,466		439,632	917,932		758,441
Operating income	430,443		46,702	788,042		88,078
Equity in PT Smelting earnings (losses)	2,562		(2,548)	5,158		(2,906)
Interest expense, net	(35,292)		(39,339)	(72,840)		(72,729)
Gains (losses) on early extinguishment and
conversion of debt	-		643	37		(14,000)
Other income (expense), net	8,143	[d]	(368)[d]	16,095	[d]	3,174 [d]
Income before income taxes and minority
interests	405,856		5,090	736,492		1,617
Provision for income taxes	(188,684)		(38,210)	(352,712)		(56,551)
Minority interests in net income of
consolidated subsidiaries	(26,800)		(5,118)	(47,888)		(2,687)
Net income (loss)	190,372		(38,238)	335,892		(57,621)
Preferred dividends[e]	(15,125)		(15,073)	(30,250)		(15,241)
Net income (loss) applicable to common stock	$175,247		$(53,311)	$305,642		$(72,862)

Net income (loss) per share of common stock:
Basic	$0.98		$(0.30)	$1.71		$(0.39)
Diluted	$0.91		$(0.30)	$1.62		$(0.39)
Average common shares outstanding:
Basic	178,324		175,202	178,822		186,570 [f]
Diluted	219,990	[g]	175,202 [g]	220,516	[g]	186,570 [f,g]

Dividends paid per share of common stock	$0.25		$0.20	$1.00		$0.40

a.
Includes adjustments to prior period concentrate sales totaling $12.6 million for the 2005 quarter, $(5.6) million for the 2004 quarter, $8.7 million for the 2005 six-month period and $7.2 million for the 2004 six-month period.

b.
Amounts are net of deferred mining costs of $20.6 million for the second quarter of 2005, $31.5 million for the second quarter of 2004, $52.8 million for the 2005 six-month period and $57.7 million for the 2004 six-month period. The pro forma impact of applying the new accounting rules described in Note a on page IV would be to reduce net income by $12.1 million or $0.06 per share for the second quarter of 2005, $12.8 million or $0.07 per share for the second quarter of 2004, $28.1 million or $0.13 per share for the 2005 six-month period and $28.0 million or $0.15 per share for the 2004 six-month period.

c.
Includes Rio Tinto’s share of joint venture reimbursements for employee stock option exercises which increased (decreased) general and administrative expenses by $(0.1) million for the 2005 quarter, $0.8 million for the 2004 quarter, $(3.0) million for the 2005 six-month period and $(4.9) million for the 2004 six-month period.

d.
Includes net benefits (charges) totaling $3.4 million for the 2005 quarter, $(0.2) million for the 2004 quarter, $6.3 million for the 2005 six-month period and $1.8 million for the 2004 six-month period associated with the impact of movements in the US$/euro exchange rate on Atlantic Copper’s non-operating euro-denominated liabilities. Interest income totaled $3.3 million for the 2005 quarter, $1.8 million for the 2004 quarter, $7.0 million for the 2005 six-month period and $3.2 million for the 2004 six-month period.

e.	Preferred dividends relate to FCX’s 5½% Convertible Perpetual Preferred Stock sold on March 30, 2004.
f.	On March 30, 2004, FCX purchased 23.9 million of its common shares from Rio Tinto.
g.
Diluted net income per share for the 2005 periods reflect assumed conversion of FCX’s 7% Convertible Senior Notes and 5½% Convertible Perpetual Preferred Stock, resulting in the exclusion of interest charged to expense totaling $10.3 million and dividends totaling $15.1 million for the second quarter and interest of $20.6 million and dividends of $30.3 million for the six-month period, and the inclusion of 39.8 million shares for the second quarter and 39.7 million shares for the six-month period. These instruments were not dilutive for the 2004 periods.

III

FREEPORT-McMoRan COPPER & GOLD INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30,		December 31,
	2005		2004
	(In Thousands)
ASSETS
Current assets:
Cash and cash equivalents	$585,434		$551,450
Restricted cash	500		500
Accounts receivable	302,184		435,062
Inventories	435,248		466,712
Prepaid expenses and other	9,975		6,223
Total current assets	1,333,341		1,459,947
Property, plant, equipment and development costs, net	3,146,065		3,199,292
Deferred mining costs	273,225	[a]	220,415	[a]
Other assets	152,697		159,539
Investment in PT Smelting	52,936		47,802
Total assets	$4,958,264		$5,086,995

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$346,862		$386,590
Current portion of long-term debt and short-term borrowings	193,706		78,214
Accrued income taxes	110,165		92,346
Rio Tinto share of joint venture cash flows	59,890		60,224
Unearned customer receipts	52,981		33,021
Accrued interest payable	46,981		47,167
Total current liabilities	810,585		697,562
Long-term debt, less current portion:
Senior notes	900,386		911,336
Convertible senior notes	575,000		575,000
Equipment and other loans	61,303		67,624
Atlantic Copper debt	39,210		4,426
Redeemable preferred stock	12,501		179,880
PT Puncakjaya Power bank debt	-		135,426
Total long-term debt, less current portion	1,588,400		1,873,692
Accrued postretirement benefits and other liabilities	203,949		200,228
Deferred income taxes	938,210		932,416
Minority interests	196,134		219,448
Stockholders' equity:
Convertible perpetual preferred stock	1,100,000		1,100,000
Class B common stock	28,621		28,496
Capital in excess of par value of common stock	1,886,486		1,852,816
Retained earnings	730,528		604,680
Accumulated other comprehensive income	9,588		11,342
Common stock held in treasury	(2,534,237)		(2,433,685)
Total stockholders’ equity	1,220,986		1,163,649
Total liabilities and stockholders’ equity	$4,958,264		$5,086,995

a.
In March 2005, the Financial Accounting Standards Board ratified Emerging Issues Task Force (EITF) Issue No. 04-6, “Accounting for Stripping Costs Incurred during Production in the Mining Industry,” which requires that stripping costs be considered costs of the extracted minerals and recognized as a component of inventory to be recognized in cost of sales in the same period as the revenue from the sale of inventory. As a result, capitalization of stripping costs is appropriate only to the extent product inventory exists at the end of a reporting period. The guidance in EITF Issue No. 04-6 is effective for financial statements issued for fiscal years beginning after December 15, 2005, with early adoption permitted. FCX expects to adopt the guidance on January 1, 2006, with the most significant impacts of adoption being the deferred mining costs asset on FCX’s balance sheet, net of taxes and minority interest share, will be charged to retained earnings and future stripping costs will be charged to cost of sales as incurred. Adoption of the new guidance will have no impact on FCX’s cash flows.

IV

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended June 30,
	2005	2004
	(In Thousands)
Cash flow from operating activities:
Net income (loss)	$335,892	$(57,621)
Adjustments to reconcile net income (loss) to net cash provided by
(used in) operating activities:
Depreciation and amortization	111,085	68,000
(Gains) losses on early extinguishment and conversion of debt	(37)	14,000
Deferred income taxes	5,327	69,564
Equity in PT Smelting (earnings) losses	(5,158)	2,906
Minority interests' share of net income	47,888	2,687
Increase in deferred mining costs	(52,810)[a]	(57,707)[a]
Amortization of deferred financing costs	4,010	4,460
Currency translation gains	(6,252)	(1,847)
Elimination of profit on PT Freeport Indonesia sales to
PT Smelting	25	1,956
Provision for inventory obsolescence	3,000	4,025
Other	14,937	5,986
(Increases) decreases in working capital:
Accounts receivable	123,278	(47,949)
Inventories	25,155	(33,007)
Prepaid expenses and other	(2,406)	(63,766)
Accounts payable and accrued liabilities	(8,100)	(28,286)
Rio Tinto share of joint venture cash flows	(334)	(30,484)
Accrued income taxes	25,011	(41,868)
(Increase) decrease in working capital	162,604	(245,360)
Net cash provided by (used in) operating activities	620,511	(188,951)
Cash flow from investing activities:
PT Freeport Indonesia capital expenditures	(53,428)	(59,583)
Atlantic Copper capital expenditures	(5,863)	(15,257)
Proceeds from insurance settlement	2,016	-
Investment in PT Smelting and other	131	(1,219)
Sale of restricted investments	-	19,346
Decrease in Atlantic Copper restricted cash	-	11,000
Net cash used in investing activities	(57,144)	(45,713)
Cash flow from financing activities:
Net proceeds from sale of senior notes	-	344,354
Proceeds from other debt	65,647	57,708
Repayments of debt	(235,249)	(337,184)
Redemption of preferred stock	(215)	(1,110)
Net proceeds from sale of convertible perpetual preferred stock	-	1,067,000
Purchase of FCX common shares from Rio Tinto	-	(881,868)
Purchases of FCX common shares	(80,227)	(99,477)
Cash dividends paid:
Common stock	(179,658)	(74,655)
Preferred stock	(30,251)	(5,219)
Minority interests	(71,425)[b]	(929)
Net proceeds from exercised stock options	2,016	4,030
Bank credit facilities fees and other	(21)	(1,886)
Net cash (used in) provided by financing activities	(529,383)	70,764
Net increase (decrease) in cash and cash equivalents	33,984	(163,900)
Cash and cash equivalents at beginning of year	551,450	463,652
Cash and cash equivalents at end of period	$585,434	$299,752

a.	See Note a on page IV.
b.	Represents minority ownership interests’ share of PT Freeport Indonesia and PT Puncakjaya Power dividends.

V

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS

PT FREEPORT INDONESIA PRODUCT REVENUES AND UNIT NET CASH COSTS
Unit net cash costs per pound of copper is a measure intended to provide investors with information about the cash generating capacity of PT Freeport Indonesia’s mining operations expressed on a basis relating to its primary metal product, copper. PT Freeport Indonesia uses this measure for the same purpose and for monitoring operating performance by its mining operations. This information differs from measures of performance determined in accordance with generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance determined in accordance with generally accepted accounting principles. This measure is presented by other copper and gold mining companies, although PT Freeport Indonesia’s measures may not be comparable to similarly titled measures reported by other companies.

PT Freeport Indonesia presents gross profit per pound of copper using both a “by-product” method and a “co-product” method. PT Freeport Indonesia uses the by-product method in its presentation of gross profit per pound of copper because (1) the majority of its revenues are copper revenues, (2) it produces and sells one product, concentrates, which contains all three metals, (3) it is not possible to specifically assign PT Freeport Indonesia’s costs to revenues from the copper, gold and silver it produces in concentrates, (4) it is the method used to compare mining operations in certain industry publications and (5) it is the method used by PT Freeport Indonesia’s management and Board of Directors to monitor its operations. In the co-product method presentation below, costs are allocated to the different products based on their relative revenue values, which will vary to the extent our metals sales volumes and realized prices change.

In both the by-product and the co-product method calculations below, PT Freeport Indonesia shows adjustments to revenues for prior period open sales as separate line items. Because the copper pricing adjustments do not result from current period sales, PT Freeport Indonesia has reflected these separately from revenues on current period sales. Noncash and nonrecurring costs, which consist of items such as write-offs of equipment or unusual charges, have not been material. They are removed from site production and delivery costs in the calculation of unit net cash costs. As discussed above, gold and silver revenues are reflected as credits against site production and delivery costs in the by-product method. Presentations under both methods are shown below together with a reconciliation to amounts reported in FCX’s consolidated financial statements.

VI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Three Months Ended June 30, 2005
	By-Product	Co-Product Method
(In Thousands)	Method	Copper		Gold		Silver		Total
Revenues, after adjustments shown below	$480,076	$480,076		$264,040		$7,406		$751,522

Site production and delivery, before net noncash
and nonrecurring costs shown below	221,071 [a]	141,221	[b]	77,671	[b]	2,179	[b]	221,071
Gold and silver credits	(271,446)	-		-		-		-
Treatment charges	67,867	43,354		23,844		669		67,867
Royalty on metals	17,741	11,333		6,233		175		17,741
Unit net cash costs	35,233	195,908		107,748		3,023		306,679
Depreciation and amortization	44,217	28,246		15,535		436		44,217
Noncash and nonrecurring costs, net	2,284	1,459		802		23		2,284
Total unit costs	81,734	225,613		124,085		3,482		353,180
Revenue adjustments, primarily for pricing on
prior period open sales	12,472	12,472		-		-		12,472
PT Smelting intercompany profit elimination	2,552	1,630		897		25		2,552
Gross profit	$413,366	$268,565		$140,852		$3,949		$413,366

Pounds of copper sold (000s)	313,700	313,700
Ounces of gold sold				616,400
Ounces of silver sold						1,057,700

Gross profit per pound of copper (¢)/per ounce of gold and silver ($):
Revenues, after adjustments shown below	153.4 ¢	153.4	¢	$428.23		$7.04

Site production and delivery, before net noncash
and nonrecurring costs shown below	70.5 [a]	45.0	[b]	126.01	[b]	2.06	[b]
Gold and silver credits	(86.5)	-		-		-
Treatment charges	21.6	13.8		38.68		0.63
Royalty on metals	5.7	3.6		10.11		0.17
Unit net cash costs	11.3	62.4		174.80		2.86
Depreciation and amortization	14.1	9.0		25.20		0.41
Noncash and nonrecurring costs, net	0.7	0.5		1.30		0.02
Total unit costs	26.1	71.9		201.30		3.29
Revenue adjustments, primarily for pricing on
prior period open sales	3.7	3.6		0.12		(0.03)
PT Smelting intercompany profit elimination	0.8	0.5		1.45		0.02
Gross profit per pound/ounce	131.8 ¢	85.6	¢	$228.50		$3.74

Reconciliation to Amounts Reported
(In Thousands)	Revenues	Production and Delivery		Depreciation and Amortization
Totals presented above	$751,522	$221,071		$44,217
Net noncash and nonrecurring costs per above	N/A	2,284		N/A
Less: Treatment charges per above	(67,867)	N/A		N/A
Royalty per above	(17,741)	N/A		N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	12,472	N/A		N/A
Mining and exploration segment	678,386	223,355		44,217
Smelting and refining segment	331,897	321,909		7,141
Eliminations and other	(107,374)	(154,678)		2,801
As reported in FCX’s consolidated financial
statements	$902,909	$390,586		$54,159

a.	Net of deferred mining costs totaling $20.6 million or 6.6¢ per pound. Upon adoption of EITF Issue No. 04-6, mining costs will no longer be deferred. See Note a on page IV.
b.
Net of deferred mining costs totaling $13.2 million or 4.2¢ per pound for copper, $7.2 million or $11.74 per ounce for gold and $0.2 million or $0.19 per ounce for silver. See Note a above and Note a on page IV.

VII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Three Months Ended June 30, 2004
	By-Product	Co-Product Method
(In Thousands)	Method	Copper	Gold	Silver	Total
Revenues, after adjustments shown below	$251,178	$251,178	$136,115	$4,951	$392,244

Site production and delivery, before net noncash
and nonrecurring costs shown below	172,371 [a]	110,380 [b]	59,815 [b]	2,176 [b]	172,371
Gold and silver credits	(141,066)	-	-	-	-
Treatment charges	43,407	27,796	15,063	548	43,407
Royalty on metals	7,875	5,043	2,733	99	7,875
Unit net cash costs	82,587	143,219	77,611	2,823	223,653
Depreciation and amortization	33,417	21,399	11,596	422	33,417
Noncash and nonrecurring costs, net	2,872	1,839	997	36	2,872
Total unit costs	118,876	166,457	90,204	3,281	259,942
Revenue adjustments, primarily for pricing on
prior period open sales	(10,121)	(10,121)	-	-	(10,121)
PT Smelting intercompany profit elimination	(10,273)	(6,578)	(3,565)	(130)	(10,273)
Gross profit	$111,908	$68,022	$42,346	$1,540	$111,908

Pounds of copper sold (000s)	205,100	205,100
Ounces of gold sold			351,100
Ounces of silver sold				824,900

Gross profit per pound of copper (¢)/per ounce of gold and silver ($):
Revenues, after adjustments shown below	122.0 ¢	122.0 ¢	$389.97	$6.15

Site production and delivery, before net noncash
and nonrecurring costs shown below	84.0 [a]	53.8 [b]	170.37 [b]	2.64 [b]
Gold and silver credits	(68.8)	-	-	-
Treatment charges	21.2	13.6	42.90	0.66
Royalty on metals	3.8	2.5	7.78	0.12
Unit net cash costs	40.2	69.9	221.05	3.42
Depreciation and amortization	16.3	10.4	33.03	0.51
Noncash and nonrecurring costs, net	1.4	0.9	2.84	0.04
Total unit costs	57.9	81.2	256.92	3.97
Revenue adjustments, primarily for pricing on
prior period open sales	(4.5)	(4.4)	(2.29)	(0.15)
PT Smelting intercompany profit elimination	(5.0)	(3.2)	(10.15)	(0.16)
Gross profit per pound/ounce	54.6 ¢	33.2 ¢	$120.61	$1.87

Reconciliation to Amounts Reported
(In Thousands)	Revenues	Production and Delivery	Depreciation and Amortization
Totals presented above	$392,244	$172,371	$33,417
Net noncash and nonrecurring costs per above	N/A	2,872	N/A
Less: Treatment charges per above	(43,407)	N/A	N/A
Royalty per above	(7,875)	N/A	N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	(10,121)	N/A	N/A
Mining and exploration segment	330,841	175,243	33,417
Smelting and refining segment	171,736	201,542	7,028
Eliminations and other	(16,243)	(5,106)	2,145
As reported in FCX’s consolidated financial
statements	$486,334	$371,679	$42,590

a.	Net of deferred mining costs totaling $31.5 million or 15.4¢ per pound. Upon adoption of EITF Issue No. 04-6, mining costs will no longer be deferred. See Note a on page IV.
b.
Net of deferred mining costs totaling $20.2 million or 9.8¢ per pound for copper, $10.9 million or $31.14 per ounce for gold and $0.4 million or $0.48 per ounce for silver. See Note a above and Note a on page IV.

VIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Six Months Ended June 30, 2005
	By-Product	Co-Product Method
(In Thousands)	Method	Copper		Gold	Silver		Total
Revenues, after adjustments shown below	$995,096	$995,096		$515,038	$16,506		$1,526,640

Site production and delivery, before net noncash
and nonrecurring costs shown below	414,425 [a]	270,131	[b]	139,813 [b]	4,481	[b]	414,425
Gold and silver credits	(531,544)	-		-	-		-
Treatment charges	139,353	90,833		47,013	1,507		139,353
Royalty on metals	36,519	23,804		12,320	395		36,519
Unit net cash costs	58,753	384,768		199,146	6,383		590,297
Depreciation and amortization	91,142	59,408		30,749	985		91,142
Noncash and nonrecurring costs, net	2,808	1,831		947	30		2,808
Total unit costs	152,703	446,007		230,842	7,398		684,247
Revenue adjustments, primarily for pricing on
prior period open sales	15,016	15,016		-	-		15,016
PT Smelting intercompany profit elimination	(25)	(16)		(9)	-		(25)
Gross profit	$857,384	$564,089		$284,187	$9,108		$857,384

Pounds of copper sold (000s)	641,800	641,800
Ounces of gold sold				1,211,700
Ounces of silver sold					2,328,000

Gross profit per pound of copper (¢)/per ounce of gold and silver ($):
Revenues, after adjustments shown below	154.2 ¢	154.2	¢	$427.54	$7.02

Site production and delivery, before net noncash
and nonrecurring costs shown below	64.6 [a]	42.1	[b]	115.39 [b]	1.92	[b]
Gold and silver credits	(82.8)	-		-	-
Treatment charges	21.7	14.2		38.80	0.65
Royalty on metals	5.7	3.7		10.17	0.17
Unit net cash costs	9.2	60.0		164.36	2.74
Depreciation and amortization	14.2	9.3		25.38	0.42
Noncash and nonrecurring costs, net	0.4	0.3		0.78	0.01
Total unit costs	23.8	69.6		190.52	3.17
Revenue adjustments, primarily for pricing on
prior period open sales	3.2	3.3		(2.47)	0.06
PT Smelting intercompany profit elimination	-	-		(0.01)	-
Gross profit per pound/ounce	133.6 ¢	87.9	¢	$234.54	$3.91

Reconciliation to Amounts Reported
(In Thousands)	Revenues	Production and Delivery		Depreciation and Amortization
Totals presented above	$1,526,640	$414,425		$91,142
Net noncash and nonrecurring costs per above	N/A	2,808		N/A
Less: Treatment charges per above	(139,353)	N/A		N/A
Royalty per above	(36,519)	N/A		N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	15,016	N/A		N/A
Mining and exploration segment	1,365,784	417,233		91,142
Smelting and refining segment	604,013	585,486		14,230
Eliminations and other	(263,823)	(247,127)		5,713
As reported in FCX’s consolidated financial
statements	$1,705,974	$755,592		$111,085

a.	Net of deferred mining costs totaling $52.8 million or 8.2¢ per pound. Upon adoption of EITF Issue No. 04-6, mining costs will no longer be deferred. See Note a on page IV.
b.
Net of deferred mining costs totaling $34.4 million or 5.4¢ per pound for copper, $17.8 million or $14.70 per ounce for gold and $0.6 million or $0.25 per ounce for silver. See Note a above and Note a on page IV.

IX

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Six Months Ended June 30, 2004
	By-Product	Co-Product Method
(In Thousands)	Method	Copper		Gold		Silver		Total
Revenues, after adjustments shown below	$388,717	$388,717		$187,310		$8,743		$584,770

Site production and delivery, before net noncash
and nonrecurring costs shown below	323,546 [a]	215,073	[b]	103,636	[b]	4,837	[b]	323,546
Gold and silver credits	(196,053)	-		-		-		-
Treatment charges	67,393	44,798		21,587		1,008		67,393
Royalty on metals	12,722	8,457		4,075		190		12,722
Unit net cash costs	207,608	268,328		129,298		6,035		403,661
Depreciation and amortization	50,603	33,637		16,209		757		50,603
Noncash and nonrecurring costs, net	2,969	1,974		951		44		2,969
Total unit costs	261,180	303,939		146,458		6,836		457,233
Revenue adjustments, primarily for pricing on
prior period open sales	13,370	13,370		-		-		13,370
PT Smelting intercompany profit elimination	(1,956)	(1,300)		(627)		(29)		(1,956)
Gross profit	$138,951	$96,848		$40,225		$1,878		$138,951

Pounds of copper sold (000s)	310,500	310,500
Ounces of gold sold				474,900
Ounces of silver sold						1,378,200

Gross profit per pound of copper (¢)/per ounce of gold and silver ($):
Revenues, after adjustments shown below	123.6 ¢	123.6	¢	$393.80		$6.14

Site production and delivery, before net noncash
and nonrecurring costs shown below	104.2 [a]	69.3	[b]	218.23	[b]	3.51	[b]
Gold and silver credits	(63.1)	-		-		-
Treatment charges	21.7	14.4		45.46		0.73
Royalty on metals	4.1	2.7		8.58		0.14
Unit net cash costs	66.9	86.4		272.27		4.38
Depreciation and amortization	16.3	10.8		34.13		0.55
Noncash and nonrecurring costs, net	1.0	0.6		2.00		0.03
Total unit costs	84.2	97.8		308.40		4.96
Revenue adjustments, primarily for pricing on
prior period open sales	6.0	5.8		0.62		0.20
PT Smelting intercompany profit elimination	(0.6)	(0.4)		(1.32)		(0.02)
Gross profit per pound/ounce	44.8 ¢	31.2	¢	$84.70		$1.36

Reconciliation to Amounts Reported
(In Thousands)	Revenues	Production and Delivery		Depreciation and Amortization
Totals presented above	$584,770	$323,546		$50,603
Net noncash and nonrecurring costs per above	N/A	2,969		N/A
Less: Treatment charges per above	(67,393)	N/A		N/A
Royalty per above	(12,722)	N/A		N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	13,370	N/A		N/A
Mining and exploration segment	518,025	326,515		50,603
Smelting and refining segment	382,953	413,658		14,095
Eliminations and other	(54,459)	(92,882)		3,302
As reported in FCX’s consolidated financial
statements	$846,519	$647,291		$68,000

a.	Net of deferred mining costs totaling $57.7 million or 18.6¢ per pound. Upon adoption of EITF Issue No. 04-6, mining costs will no longer be deferred. See Note a on page IV.
b.
Net of deferred mining costs totaling $38.4 million or 12.4¢ per pound for copper, $18.5 million or $38.92 per ounce for gold and $0.9 million or $0.63 per ounce for silver. See Note a above and Note a on page IV.

X

FREEPORT-McMoRan COPPER & GOLD INC.
CATHODE CASH UNIT COSTS

ATLANTIC COPPER CATHODE CASH UNIT COST PER POUND OF COPPER
Atlantic Copper cathode cash unit cost per pound of copper is a measure intended to provide investors with information about the costs it incurs to produce cathodes at its smelting operations in Spain. FCX uses this measure for the same purpose and for monitoring operating performance at Atlantic Copper’s smelting operations. This information differs from measures of performance determined in accordance with generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance determined in accordance with generally accepted accounting principles. Other smelting companies present this measure, although Atlantic Copper’s measure may not be comparable to similarly titled measures reported by other companies. The reconciliation below presents reported production costs for FCX’s smelting and refining segment (Atlantic Copper) and subtracts or adds those costs that do not directly relate to the process of converting copper concentrates to cathodes. The adjusted production costs amounts are used to calculate Atlantic Copper’s cathode cash unit cost per pound of copper (in thousands, except per pound amounts):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Smelting and refining segment production costs reported
in FCX’s consolidated financial statements	$321,909	$201,542 [a]	$585,486	$413,658 [a]
Less:
Raw material purchase costs	(209,199)	(70,935)	(406,470)	(167,878)
Production costs of wire rod and wire	- [b]	(55,561)	- [b]	(84,291)
Production costs of anodes sold	(2,368)	(612)	(5,766)	(1,108)
Other	179	(8,099)	(1,034)	(3,359)
Credits:
Gold and silver revenues	(78,473)	(21,265)	(110,421)	(74,023)
Acid and other by-product revenues	(7,291)	(6,607)	(14,591)	(12,371)
Production costs used in calculating cathode cash unit
cost per pound	$24,757	$38,463	$47,204	$70,628
Pounds of cathode produced	137,800	67,500	269,500	196,300
Cathode cash unit cost per pound	$0.18	$0.57	$0.18	$0.36

a.	Includes $23.5 million, $0.35 per pound, in the 2004 quarter and $27.5 million, $0.14 per pound, in the 2004 six-month period for costs related to Atlantic Copper’s major maintenance turnaround.
b.	Atlantic Copper sold its wire rod and wire assets in December 2004.

PT SMELTING CATHODE CASH UNIT COST PER POUND OF COPPER
PT Smelting cathode cash unit cost per pound of copper is a measure intended to provide investors with information about the costs it incurs to produce cathodes at its smelting operations in Indonesia. FCX uses this measure for the same purpose and for monitoring operating performance at PT Smelting’s smelting operations. This information differs from measures of performance determined in accordance with generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance determined in accordance with generally accepted accounting principles. Other smelting companies present this measure, although PT Smelting’s measure may not be comparable to similarly titled measures reported by other companies. The calculation below presents PT Smelting’s reported operating costs and subtracts or adds those costs that do not directly relate to the process of converting copper concentrates to cathodes. PT Smelting’s operating costs are then reconciled to PT Freeport Indonesia’s equity in PT Smelting earnings (losses) reported in FCX’s consolidated financial statements (in thousands, except per pound amounts):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Operating costs - PT Smelting (100%)	$17,623	$18,821	$36,074	$33,760
Add: Gold and silver refining charges	1,119	552	2,075	1,712
Less: Acid and other by-product revenues	(3,641)	(2,829)	(7,502)	(5,482)
Production cost of anodes sold	-	-	(12)	(12)
Other	(400)	2,315	(886)	1,585
Production costs used in calculating cathode cash unit
cost per pound	$14,701	$18,859	$29,749	$31,563
Pounds of cathode produced	146,100	86,900	289,600	183,900
Cathode cash unit cost per pound	$0.10	$0.22	$0.10	$0.17
Reconciliation to Amounts Reported
Operating costs per above	$(17,623)	$(18,821)	$(36,074)	$(33,760)
Other costs	(312,792)	(154,611)	(590,943)	(334,906)
Revenue and other income	340,904	163,482	648,130	357,524
PT Smelting net income (loss)	10,489	(9,950)	21,113	(11,142)

PT Freeport Indonesia’s 25% equity interest	2,622	(2,488)	5,278	(2,786)
Amortization of excess investment cost	(60)	(60)	(120)	(120)
Equity in PT Smelting earnings (losses) reported in
FCX’s consolidated financial statements	$2,562	$(2,548)	$5,158	$(2,906)

XI

FREEPORT-McMoRan COPPER & GOLD INC.
PROVISION FOR INCOME TAXES

PROVISION FOR INCOME TAXES
PT Freeport Indonesia’s Contract of Work provides for a 35 percent corporate income tax rate. PT Indocopper Investama (100 percent owned by FCX) pays a 30 percent corporate income tax on dividends it receives from its 9.36 percent ownership in PT Freeport Indonesia. In addition, the tax treaty between Indonesia and the United States (U.S.) provides for a withholding tax rate of 10 percent on dividends and interest that PT Freeport Indonesia and PT Indocopper Investama pay to their parent company, FCX. Prior to 2005, FCX also incurred a U.S. alternative minimum tax at a rate of two percent based primarily on consolidated income, net of smelting and refining results. As a result of the enactment of the American Jobs Creation Act of 2004, the 90 percent limitation on the use of foreign tax credits to offset the U.S. federal alternative minimum tax liability has been repealed effective January 1, 2005. Based on current projections, FCX expects that the removal of this limitation will significantly reduce its U.S. federal taxes beginning in 2005. In 2004, FCX’s U.S. federal alternative minimum tax liability totaled $8.2 million. FCX currently records no income taxes at Atlantic Copper, which is subject to taxation in Spain, because it has not generated significant taxable income in recent years and has substantial tax loss carryforwards for which FCX has provided no financial statement benefit. FCX receives no consolidated tax benefit from these losses because they cannot be used to offset PT Freeport Indonesia’s profits in Indonesia.

Parent company costs consist primarily of interest, depreciation and amortization, and general and administrative expenses. FCX receives minimal tax benefit from these costs, including interest expense, primarily because the parent company generates no taxable income from U.S. sources. As a result, FCX’s provision for income taxes as a percentage of its consolidated income before income taxes and minority interests will vary as PT Freeport Indonesia’s income changes absent changes in Atlantic Copper and parent company costs. Summaries of the approximate significant components of the calculation of FCX’s consolidated provision for income taxes are shown below (in thousands, except percentages).

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Mining and exploration segment operating income[a]	$390,780	$105,399	$819,087	$109,531
Mining and exploration segment interest expense, net	(5,897)	(5,494)	(11,624)	(11,213)
Intercompany operating profit (deferred) recognized	48,350	(9,561)	(15,220)	38,619
Income before taxes	433,233	90,344	792,243	136,937
Indonesian corporate income tax rate (35%) plus U.S.
alternative minimum tax rate (2%) for 2004	35%	37%	35%	37%
Corporate income taxes	151,632	33,427	277,285	50,667

Approximate PT Freeport Indonesia net income	281,601	56,917	514,958	86,270
Withholding tax on FCX’s equity share	9.064%	9.064%	9.064%	9.064%
Withholding taxes	25,524	5,159	46,676	7,820

PT Indocopper Investama corporate income tax	6,957	-	21,081	-
Other, net	4,571	(376)	7,670	(1,936)
FCX consolidated provision for income taxes	$188,684	$38,210	$352,712	$56,551

FCX consolidated effective tax rate	46%	b	48%	b

a.
Excludes charges for FCX stock option exercises, which are eliminated in consolidation, totaling $0.7 million for the 2005 quarter, $2.2 million for the 2004 quarter, $17.4 million for the 2005 six-month period and $66.8 million for the 2004 six-month period.

b.	Rates are not meaningful given the small amounts of consolidated income before taxes and minority interests for the 2004 periods.

XII

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS

BUSINESS SEGMENTS
FCX has two operating segments: “mining and exploration” and “smelting and refining.” The mining and exploration segment consists of FCX’s Indonesian activities including PT Freeport Indonesia’s copper and gold mining operations, PT Puncakjaya Power’s power-generating operations (after eliminations with PT Freeport Indonesia) and FCX’s Indonesian exploration activities. The smelting and refining segment includes Atlantic Copper’s operations in Spain and PT Freeport Indonesia’s equity investment in PT Smelting in Gresik, Indonesia. The segment data presented below were prepared on the same basis as FCX’s consolidated financial statements.

	Mining and Exploration		Smelting and Refining	Eliminations and Other	FCX Total
	(In Thousands)
Three months ended June 30, 2005:
Revenues	$678,386	[a]	$331,897	$(107,374)	$902,909
Production and delivery	223,355		321,909	(154,678)[b]	390,586
Depreciation and amortization	44,217		7,141	2,801	54,159
Exploration expenses	2,272		-	70	2,342
General and administrative expenses	18,425	[c]	2,901	4,053 [c]	25,379
Operating income (loss)	$390,117		$(54)	$40,380	$430,443
Equity in PT Smelting earnings	$-		$2,562	$-	$2,562
Interest expense, net	$5,897		$4,387	$25,008	$35,292
Provision for income taxes	$138,007		$-	$50,677	$188,684
Capital expenditures	$29,939		$3,139	$(33)	$33,045
Total assets	$3,870,969	[d]	$717,707 [e]	$369,588	$4,958,264

Three months ended June 30, 2004:
Revenues	$330,841	[a]	$171,736	$(16,243)	$486,334
Production and delivery	175,243		201,542	(5,106)[b]	371,679
Depreciation and amortization	33,417		7,028	2,145	42,590
Exploration expenses	2,679		-	108	2,787
General and administrative expenses	16,339	[c]	3,114	3,123 [c]	22,576
Operating income (loss)	$103,163		$(39,948)	$(16,513)	$46,702
Equity in PT Smelting losses	$-		$2,548	$-	$2,548
Interest expense, net	$5,494		$2,919	$30,926	$39,339
Provision for income taxes	$37,522		$-	$688	$38,210
Capital expenditures	$34,002		$6,491	$6	$40,499
Total assets	$3,561,840	[d]	$681,039 [e]	$482,635	$4,725,514

Six months ended June 30, 2005:
Revenues	$1,365,784	[a]	$604,013	$(263,823)	$1,705,974
Production and delivery	417,233		585,486	(247,127)	755,592
Depreciation and amortization	91,142		14,230	5,713	111,085
Exploration expenses	4,164		-	98	4,262
General and administrative expenses	51,607	[c]	5,905	(10,519)[c]	46,993
Operating income (loss)	$801,638		$(1,608)	$(11,988)	$788,042
Equity in PT Smelting earnings	$-		$5,158	$-	$5,158
Interest expense, net	$11,624		$8,192	$53,024	$72,840
Provision for income taxes	$283,326		$-	$69,386	$352,712
Capital expenditures	$53,508		$5,863	$(80)	$59,291

XIII

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS
(continued)

	Mining and Exploration		Smelting and Refining	Eliminations and Other	FCX Total
	(In Thousands)
Six months ended June 30, 2004:
Revenues	$518,025	[a]	$382,953	$(54,459)	$846,519
Production and delivery	326,515		413,658	(92,882)[b]	647,291
Depreciation and amortization	50,603		14,095	3,302	68,000
Exploration expenses	4,868		-	146	5,014
General and administrative expenses	93,351	[c]	6,096	(61,311)[c]	38,136
Operating income (loss)	$42,688		$(50,896)	$96,286	$88,078
Equity in PT Smelting losses	$-		$2,906	$-	$2,906
Interest expense, net	$11,213		$6,771	$54,745	$72,729
Provision for income taxes	$17,943		$-	$38,608	$56,551
Capital expenditures	$59,703		$15,257	$(120)	$74,840

a.  Includes PT Freeport Indonesia’s sales to PT Smelting totaling $194.9 million in the 2005 quarter, $166.2 million in the 2004 quarter, $429.0 million in the 2005 six-month period and $293.2 million in the 2004 six-month period.
b.  Includes deferral (recognition) of intercompany profits on 25 percent of PT Freeport Indonesia’s sales to PT Smelting, for which the final sale to third parties has not occurred, totaling $(2.6) million in the 2005 quarter, $10.3 million in the 2004 quarter and $2.0 million in the 2004 six-month period.
c.  Includes charges to the mining and exploration segment for FCX stock option exercises which are eliminated in consolidation totaling $0.7 million in the 2005 quarter, $2.2 million in the 2004 quarter, $17.4 million in the 2005 six-month period and $66.8 million in the 2004 six-month period.
d.  Includes PT Freeport Indonesia’s trade receivables with PT Smelting totaling $71.9 million at June 30, 2005, and $71.8 million at June 30, 2004.
e.  Includes PT Freeport Indonesia’s equity investment in PT Smelting totaling $52.9 million at June 30, 2005, and $54.4 million at June 30, 2004.

XIV